FOR IMMEDIATE RELEASE             Contact Information
Josh Klaetsch, Investor Relations
Phone : (701) 837-7104
E-mail : IR@centerspacehomes.com

CENTERSPACE EXPANDS PRESENCE IN DENVER MARKET & PROVIDES UPDATE ON THIRD QUARTER 2024 BALANCE SHEET ACTIVITY
MINNEAPOLIS, MN, October 2, 2024 – Centerspace (NYSE: CSR) announced that on October 1, 2024, it closed on the acquisition of The Lydian in Denver, CO, for total consideration of $54 million.
Centerspace also announced the completed redemption of all outstanding 6.625% Series C Cumulative Redeemable Preferred Shares on September 30, 2024. The Company also announced that year-to-date through September 30, 2024, it has sold approximately 1.59 million shares under its ATM program. Gross proceeds from these ATM sales were approximately $113.73 million, before fees and expenses, which was used to fund the preferred share redemption and pay down line of credit debt.
The Lydian is a 129-home apartment community in Denver, CO, that also includes 23,000 square feet of fully leased office and street-level retail space. The property was constructed in 2018 and sits adjacent to the 25th and Welton light rail station in the Five Points neighborhood of Denver’s Downtown submarket. Centerspace entered the Denver market in 2017 and now provides 2,536 homes in nine communities throughout the Denver and Fort Collins regions.
The acquisition was financed through the assumption of $35 million of mortgage debt, the issuance of $14.5 million of common operating partnership units, and cash. The assumed debt carries an interest rate of 3.72%, is interest-only through January 2032, and matures in February 2037. Operating partnership units were issued at a negotiated value of $76.42 per unit. As part of the transaction consideration, the Company will provide tax protection to the holders of the common operating partnership units.
"We are excited to add The Lydian to our portfolio. Its proximity to our existing Denver communities will allow us to more efficiently create Better Every Days for our residents and team members," said Anne Olson, Centerspace's President and CEO." At the same time, the strategic financing undertaken to complete this acquisition, combined with our recent preferred redemption, highlight the levers available to Centerspace to continue to add value for our shareholders while improving our balance sheet.”
About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 71 apartment communities consisting of 13,012 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. Centerspace was named a top workplace for the fifth consecutive year in 2024 by the Minneapolis Star Tribune. For more information, please visit https://www.centerspacehomes.com.
If you would like more information about this topic, please contact Josh Klaetsch, Investor Relations, at (701) 837-7104 or IR@centerspacehomes.com.